Exhibit 3.33
AMENDED AND RESTATED
AGREEMENT OF LIMITED LIABILITY COMPANY
OF
ELK HILLS POWER, LLC

a Delaware Limited Liability Company

This AMENDED AND RESTATED AGREEMENT OF LIMITED LIABILITY COMPANY (this “Agreement”) of ELK HILLS POWER, LLC, a Delaware limited liability company (the “Company”) is made and entered into, as of this 10th day of September 2014, by California Resources Elk Hills, LLC, a Delaware limited liability company (“CREH”) as sole member.

RECITALS:

WHEREAS the company has heretofore been formed by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on February 5, 1999 and the execution of an Agreement of Limited Liability Company entered into February 5, 1999 by EHPP HOLDINGS INC., a Delaware corporations (“ EHPP”) and SEMPRA ENERGY ELK HILLS POWER CORP., a California corporation (“SEEHP”).

WHEREAS SEEHP has transferred all of its membership interest in the Company to EHPP as of December 31, 2011.

WHEREAS EHPP has merged into CREH, effective as of September 10, 2014.

WHEREAS CREH being the sole member desires to amend and restate the Agreement of Limited Liability in its entirety to read as follows:

1.    Name. The name of the limited liability company formed hereby is ELK HILLS POWER, LLC (the “Company”).

2.    Purpose. The purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be organized under the Act.

3.    Registered Office. The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware, 19801.

4.    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company.

DE Amended Agmt of LLC Elk Hills Power.doc

5.    Principal Office. The principal office of the Company (at which the books and records of the Company shall be maintained) shall be at 10889 Wilshire Boulevard, Los Angeles, California 90024.

6.    Member. The name and the mailing address of the Member is as follows:

California Resources Elk Hills, LLC
10889 Wilshire Boulevard
Los Angeles, California 90024

7.    Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.

8.    Term. The term of the Company shall commence on the date of the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware and shall be perpetual, unless it is dissolved sooner as a result of: (a) the written election of the Member, (b) the Company sells or otherwise disposes of its interest in all or substantially all of its property, or (c) any other event causing dissolution under the Act.

9.    Capital Contributions. The Member shall make capital contributions to the Company at such times and in such amounts as determined by the Member.

10.    Management. The Company shall be managed by its Member.

11.    Officers.

(a)    Appointment and Tenure.

(i)    The Member shall, from time to time, designate officers of the Company to carry out the day-to-day business of the Company.

(ii)    The officers of the Company shall be comprised of one or more individuals designated from time to time by the Member. No officer need be a resident of the State of Delaware. Each officer shall hold his or her offices for such terms and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Member. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Member.

(iii)    The officers of the Company may consist of a president/chief executive officer, a secretary and a treasurer. The Member may also designate one or more vice presidents, assistant secretaries, and assistant treasurers. The Member may designate such other officers and assistant officers and agents as the Member shall deem necessary.

(b)    Removal. Any officer may be removed as such at any time by the Member, either with or without cause, in the discretion of the Member.

(c)    President/Chief Executive Officer. The president/chief executive officer, if one is designated, shall be the chief executive officer of the Company, shall have general and active management of the day-to-day business and affairs of the Company as authorized from time to time by the Member and shall be authorized and directed to implement all orders, resolutions and business plans adopted by the Member.

(d)    Vice Presidents. The vice presidents, if any are designated, shall, unless otherwise determined by the Member, in the absence or disability of the president/chief executive officer, perform the duties and have the authority and exercise the powers of the president/chief executive officer in the order of their seniority,. They shall perform such other duties and have such other authority and powers as the Member may from time to time prescribe.

(e)    Secretary; Assistant Secretaries. The secretary, if one is designated, shall perform such duties and have such powers as the Member may from time to time prescribe. The assistant secretaries, if any are designated, shall, unless otherwise determined by the Member, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary in the order of their seniority,. They shall perform such other duties and have such other powers as the Member may from time to time prescribe.

(f)    Treasurer; Assistant Treasurers. The treasurer, if one is designated, shall have custody of the Company’s funds and securities and shall keep full and accurate accounts and records of receipts, disbursements and other transactions in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated from time to time by the Member. The treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall render the president/chief executive officer and the Member, when so directed, an account of all his transactions as treasurer and of the financial condition of the Company. The treasurer shall perform such other duties and have such other powers as the Member may from time to time prescribe. If required by the Member, the treasurer shall give the Company a bond of such type, character and amount as the Member may require. The assistant treasurers, if any are designated, shall, unless otherwise determined by the Member, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer in the order of their seniority,. They shall perform such other duties and have such other powers as the Member may from time to time prescribe.

12.    Distributions. The Company shall distribute to the Member any cash held by it which is not reasonably necessary for the operation of the Company.

13.    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

14.    Indemnification.

14.1.    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the LLC. Subject to 14.3, the LLC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the LLC) by reason of the fact that he is or was a director, officer, employee or agent of the LLC, or is or was serving at the request of the LLC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the LLC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the LLC, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

14.2.    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the LLC. Subject to 14.3, the LLC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the LLC to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the LLC, or is or was serving at the request of the LLC as a manager, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the LLC; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the LLC unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

14.3.    Authorization of Indemnification. Any indemnification under this item 14 (unless ordered by a court) shall be made by the LLC only as authorized in the specific case upon a determination that indemnification of the manager, director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in 14.1 or 14.2 of item 14, as the case may be. Such determination shall be made by the members. To the extent, however, that a manager, director, officer, employee or agent of the LLC has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in 14.1 or 14.2 of item 14, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

14.4.    Good Faith Defined. For purposes of any determination under 14.3 of item 14, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the LLC, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the LLC or another enterprise, or on information, opinions, reports or statements supplied to him by the officers or employees of the LLC or another enterprise in the course of their duties, or by the Members of the LLC, or on the advice of legal counsel for the LLC or another enterprise or on information or records given or reports or statements made to the LLC or another enterprise by an independent certified public accountant, by an appraiser or by another person selected with reasonable care by or on behalf of the LLC or another enterprise as to matters such person reasonably believes are within such certified public accountant's, appraiser's, or other person's professional or expert competence. The term "another enterprise" as used in this 14.4 shall mean any other corporation or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the LLC as a manager, director, officer, employee or agent. The provisions of 14.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in 14.1 or 14.2 of item 14, as the case may be.

14.5.    Indemnification by a Court. Notwithstanding any contrary determination in the specific case under 14.3 of item 14, and notwithstanding the absence of any determination thereunder, any manager, director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under 14.1 and 14.2 of item 14. The basis of such indemnification by a court shall be a determination by such court that indemnification of the manager, director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in 14.1 or 14.2 of item 14, as the case may be. Notice of any application for indemnification pursuant to this 14.5 shall be given to the LLC promptly upon the filing of such application.

14.6.    Expenses Payable in Advance. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding may be paid by the LLC in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the manager, director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the LLC as authorized in item 14.

14.7.    Non-exclusivity and Survival of Indemnification. The indemnification and advancement of expenses provided by item 14 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, vote of members or disinterested manager, or directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the LLC that indemnification of the persons specified in 14.1 and 14.2 of item 14 shall be made to the fullest extent permitted by law. The provisions of this item 14 shall not be deemed to preclude the indemnification of any person who is not specified in 14.1 or 14.2 of item 14 but whom the LLC has the power or obligation to indemnify under the provisions of the Limited Liability Company Act of the State of Delaware, or otherwise. The indemnification and advancement of expenses provided by item 14 shall continue as to a person who has ceased to be a manager, director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

14.8.    Insurance. The LLC may purchase and maintain insurance on behalf of any person who is or was a manager, director, officer, employee or agent of the LLC, or is or was serving at the request of the LLC as a manager, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the LLC would have the power or the obligation to indemnify him against such liability under the provisions of this item 14.

14.9.    Meaning of "LLC" for Purposes of Item 14. For purposes of this item 14, references to "the LLC" shall include, in addition to the resulting company, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, and employees or agents, so that any person who is or was a manager, director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a manager, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this item 14 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, has duly executed this Limited Liability Company Agreement this 10th day of September, 2014.

CALIFORNIA RESOURCES ELK HILLS, LLC

By:    /s/ Michael L. Preston
Michael L. Preston
        Executive Vice President, General Counsel
and Corporate Secretary